Exhibit 99.1

PRESS RELEASE

Rex S. Jackson Elected to EMCORE Corporation Board of Directors

•Steven Becker Resigns from EMCORE's Board

ALHAMBRA, California, December 8, 2015 - EMCORE Corporation (NASDAQ: EMKR), a leading provider of Indium Phosphide (InP) optical chips, components, subsystems and systems for the broadband and specialty fiber optics market, announced today the election of Rex S. Jackson to EMCORE’s Board of Directors.

Mr. Jackson has extensive senior management and executive experience in both the corporate finance and legal functions, having served as Chief Financial Officer and General Counsel for several public and private companies. Most recently he held key positions at JDS Uniphase Corporation, a provider of optical products for telecommunications, cable networks, enterprise and data centers, including Executive Vice President and Chief Financial Officer for the past three years through the separation of JDSU into two separate public companies.

Prior to JDSU, Mr. Jackson served as Executive Vice President and Chief Financial Officer at Symyx Technologies from 2007 to 2010, where he managed the finance, legal, IT and other corporate functions and led the company’s acquisition of MDL Information Systems and subsequent merger with Accelrys. Mr. Jackson also previously served as Senior Vice President and acting CFO at Synopsys and held executive positions with Avago, AdForce and Read-Rite. Currently Mr. Jackson serves on the Board of Directors of Energous, a provider of wire-free portable electronic device charging systems.

Mr. Jackson holds a B.A. degree in Political Science from Duke University and earned his J.D. from Stanford University Law School.

“Mr. Jackson’s accounting and financial expertise, general business acumen and significant executive leadership experience will position him well to make valuable contributions to EMCORE and our Board of Directors,” commented Dr. Gerald Fine, EMCORE's Chairman of the Board. “We are extremely pleased to have Rex join our team.”

Steven Becker Resigns from Board
Steven Becker has informed the Board that he will be resigning effective today, December 8, 2015.

Jeffrey Rittichier, President and CEO of the Company, stated, "On behalf of EMCORE and its shareholders, I would like to thank Steve for his service to the Company. We wish him all the best in his future endeavors."

About EMCORE
EMCORE Corporation designs and manufactures Indium Phosphide (InP) optical chips, components, subsystems and systems for the broadband and specialty fiber optics market. EMCORE was the pioneer in linear fiber optic transmission technology, and today is a leader in optical components, as well as a provider of complete end-to-end solutions for high-speed communications network infrastructures, enabling systems and service providers to meet growing demand for bandwidth and connectivity. EMCORE’s advanced optical technologies are designed for cable television (CATV) and fiber-to-the-premise (FTTP) networks, telecommunications and data centers, satellite communications, aerospace and defense, wireless networks, and broadcast and professional audio/video systems. With its world-class InP semiconductor wafer fabrication facility, EMCORE has fully vertically-integrated manufacturing capability and also provides contract design, foundry and component packaging services. EMCORE is headquartered in Alhambra, California, USA with InP wafer fabrication operations in Alhambra, and ISO 9001 certified manufacturing in Alhambra and Langfang, China. For further information, please visit http://www.emcore.com.

Contact:

EMCORE Corporation

Mark Weinswig
Chief Financial Officer
(626) 293-3400
investor@emcore.com

Media
Joel Counter
Manager, Corporate Marketing Communications
(626) 999-7017
media@emcore.com

Investor
TTC Group
Victor Allgeier
(646) 290-6400
vic@ttcominc.com